Exhibit 99.1

Farmer Bros. Co. Reports Fiscal 2014 and Fourth Quarter Results

•	14% increase in coffee pounds processed and sold in fiscal 2014 versus fiscal 2013

•	Net income in fiscal 2014 was $12.1 million versus net loss of $8.5 million in fiscal 2013

•	Adjusted EBITDA in fiscal 2014 was $46.1 million versus $28.7 million in fiscal 2013

•	Effective pay-down of credit facility from $19.7 million at the end of fiscal 2013 to $78,000 at the end of fiscal 2014

TORRANCE, Calif.—(GLOBE NEWSWIRE)—September 9, 2014—Farmer Bros. Co. (NASDAQ: FARM) today reported financial results for the fourth quarter and fiscal year ended June 30, 2014.

Fiscal 2014 Highlights:

•	Net sales increased 2.8% to $528.4 million compared to fiscal 2013;

•	Gross profit increased 5.8% to $195.9 million compared to fiscal 2013;

•	Income from operations was $8.9 million compared to $0.4 million in fiscal 2013; and

•	Net income was $12.1 million, or $0.76 per diluted common share, compared to net loss of $8.5 million, or $0.54 per diluted common share, in fiscal 2013.

“There were several notable accomplishments in our fiscal 2014 and in our fourth quarter that reflect progress in our continued effort to turn around our Company,” said Mike Keown, Farmer Bros. President and CEO. “Our fiscal 2014 was the most profitable year in a decade with net income improving by $20.6 million versus fiscal 2013.” Mr. Keown continued, “In fiscal 2014 we processed and sold 11 million more pounds of coffee, up 14% versus fiscal 2013, and we saw our tea business return to growth." Keown added, "This growth has put pressure on our plants and machine refurbishment center primarily in the second half of the year indicating a need to improve our forecasting and inventory management. Additionally, in the fourth quarter, we completed the sale of a portion of our idled Los Angeles refurbishment facility which was closed in fiscal 2013, enabling us to record a $3.8 million gain.”

Fiscal 2014 Results

Net sales in fiscal 2014 increased $14.5 million, or 2.8%, to $528.4 million from $513.9 million in fiscal 2013, primarily due to increases in net sales of our roast and ground coffee products. The increase in net sales of roast and ground coffee products was primarily due to an increase in unit sales partially offset by a decline in average unit price driven by the pass-through of lower green coffee commodity purchase costs to our customers.

Gross profit in fiscal 2014 increased $10.7 million, or 5.8%, to $195.9 million from $185.2 million in fiscal 2013. Gross profit as a percentage of net sales increased 110 basis points to 37.1% from 36.0% in fiscal 2013. The increase in gross profit in terms of dollar and percentage was primarily due to the increase in net sales and a 14.2% decrease in the average cost of green coffee purchased in fiscal 2014.

Operating expenses in fiscal 2014 increased $2.2 million, or 1.2%, to $187.0 million from $184.8 million in fiscal 2013. Operating expenses as a percentage of net sales decreased 60 basis points to 35.4% versus 36.0% in fiscal 2013.

The increase in operating expenses in fiscal 2014 was primarily due to a $3.6 million increase in general and administrative expenses and lower net gains from sales of assets, primarily real estate, compared to fiscal 2013, partially offset by a $1.9 million decrease in selling expenses and by the absence of impairment losses on intangible assets. The increase in general and administrative expenses in fiscal 2014 was primarily due to an increase in accruals for anticipated bonus payments for eligible employees, higher ESOP compensation expenses and expenses in connection with the restatement of certain prior period financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, partially offset by lower retiree medical expenses and depreciation and amortization expenses. The decrease in selling expenses was primarily due to lower retiree medical expenses and depreciation and amortization expenses partially offset by higher payroll-related expenses from increased headcount, an increase in freight costs, additional accruals for self-insurance claims and accruals for anticipated bonus payments for eligible employees.

Total other income in fiscal 2014 was $3.9 million compared to total other expense of $9.7 million in fiscal 2013, primarily due to net gains on derivatives and investments of $3.1 million, compared to net losses on derivatives and investments of $11.1 million in fiscal 2013. The net gains on derivatives and investments in fiscal 2014 were primarily due to net gains from coffee-related derivative instruments not designated as accounting hedges. Net gains on such coffee-related derivative instruments in fiscal 2014 were $2.7 million compared to net losses of $11.3 million on such coffee-related derivative instruments in fiscal 2013. The increase in net gains on such coffee-related derivative instruments in fiscal 2014 compared to fiscal 2013 was due to the increase in green coffee commodity prices in the second half of fiscal 2014.

Income tax expense was $0.7 million in fiscal 2014 as compared to income tax benefit of $0.8 million in fiscal 2013.

As a result of the foregoing factors, net income in fiscal 2014 was $12.1 million, or $0.76 per diluted common share, as compared to net loss of $8.5 million, or $0.54 per common share, in fiscal 2013.

Adjusted EBITDA improved to $46.1 million as compared to $28.7 million in fiscal 2013. Adjusted EBITDA is a non-GAAP financial measure; a reconciliation table of reported net income (loss) to Adjusted EBITDA is included at the end of this press release.

Farmer Bros. Treasurer and CFO, Mark Nelson said, "Our cash generation throughout fiscal 2014 was exemplary. We were able pay down our debt and remain poised with ample capital to execute upon our operational efficiency and strategic growth initiatives moving forward.”

Fiscal Fourth Quarter Highlights:

•	Net sales increased 0.3% to $130.2 million compared to the fourth quarter of fiscal 2013;

•	Gross profit decreased 1.1% to $45.5 million compared to the fourth quarter of fiscal 2013;

•	Income from operations was $2.3 million compared to loss from operations of $2.7 million in the fourth quarter of fiscal 2013;

•	Net income was $3.1 million, or $0.19 per diluted common share, compared to net loss of $3.0 million, or $0.19 per common share, in the fourth quarter of fiscal 2013; and

•
Adjusted EBITDA increased to $10.4 million, or 8.0% of net sales, from $7.4 million, or 5.7% of net sales, in the fourth quarter of fiscal 2013. Adjusted EBITDA is a non-GAAP financial measure; a reconciliation table of reported net income (loss) to Adjusted EBITDA is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey™. For more information, visit: www.farmerbros.com.

Investor Conference Call

Michael H. Keown, President and Chief Executive Officer, and Mark J. Nelson, Treasurer and Chief Financial Officer, will host an investor conference call today, September 9, 2014, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the Company’s results for the fourth quarter and fiscal year ended June 30, 2014.  The call will be open to all interested investors through a live audio web broadcast via the Internet at http://www.media-server.com/m/p/qdtfcbdh and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 413-1776.  The passcode/ID is 79522282 within the U.S. and Canada.

The webcast replay will be available for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, the Company's ability to refinance or replace its existing credit facility upon its expiration, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Year Ended June 30,
	2014	2013	2012
Net sales(1)	$528,380	$513,869	$498,701
Cost of goods sold(2)	332,466	328,693	332,309
Gross profit	195,914	185,176	166,392
Selling expenses(1)(2)	155,088	157,033	149,209
General and administrative expenses(2)	35,724	32,146	29,144
Net gains from sales of assets(3)	(3,814)	(4,467)	(268)
Impairment losses on goodwill and intangible assets	—	92	5,585
Pension withdrawal expense	—	—	4,568
Operating expenses	186,998	184,804	188,238
Income (loss) from operations	8,916	372	(21,846)
Other income (expense):
Dividend income	1,073	1,103	1,231
Interest income	429	452	214
Interest expense	(1,258)	(1,782)	(2,137)
Other, net(3)	3,677	(9,432)	(4,385)
Total other income (expense)	3,921	(9,659)	(5,077)
Income (loss) before taxes	12,837	(9,287)	(26,923)
Income tax expense (benefit)	705	(825)	(347)
Net income (loss)	$12,132	$(8,462)	$(26,576)
Net income (loss) per common share—basic	$0.76	$(0.54)	$(1.72)
Net income (loss) per common share—diluted	$0.76	$(0.54)	$(1.72)
Weighted average common shares outstanding—basic	15,909,631	15,604,452	15,492,314
Weighted average common shares outstanding—diluted	16,014,587	15,604,452	15,492,314
__________
Fiscal years ended June 30, 2013 and 2012 include the following immaterial error corrections:
(1) $3.9 million and $3.3 million, respectively, of fuel surcharges billed to customers previously reported in selling expenses were reclassified to net sales;
(2) $9.9 million and $9.8 million, respectively, of labor and overhead expenses previously reported in selling and general and administrative expenses were reclassified to cost of goods sold; and
(3) $4.5 million and $0.3 million, respectively, of net gains from sales of assets previously reported in other, net were reclassified to a separate line item within income (loss) from operations.
Such errors had no impact on the Company's previously reported fiscal 2013 and 2012 net loss and net loss per common share. Additional information with respect to such immaterial error corrections will be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2014.

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data) (Unaudited)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$11,993	$2,678
Restricted cash	—	8,084
Short-term investments	22,632	20,546
Accounts and notes receivable, net of allowance for doubtful accounts of $651 and $1,115, respectively	42,230	43,922
Inventories	71,044	60,867
Income tax receivable	228	409
Short-term derivative assets	5,153	—
Prepaid expenses	4,180	3,243
Total current assets	157,460	139,749
Property, plant and equipment, net	95,641	92,159
Intangible assets, net	5,628	6,277
Other assets	7,034	5,484
Deferred income taxes	414	467
Total assets	$266,177	$244,136
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,336	$27,740
Accrued payroll expenses	22,190	19,757
Short-term borrowings under revolving credit facility	78	9,654
Short-term obligations under capital leases	3,779	3,409
Short-term derivative liabilities	—	9,896
Deferred income taxes	1,169	923
Other current liabilities	5,318	5,171
Total current liabilities	76,870	76,550
Long-term borrowings under revolving credit facility	—	10,000
Long-term derivative liabilities	—	1,129
Accrued postretirement benefits	19,970	16,076
Other long-term liabilities—capital leases	5,924	8,759
Accrued pension liabilities	40,256	43,800
Accrued workers’ compensation liabilities	7,604	5,132
Deferred income taxes	689	852
Total liabilities	$151,313	$162,298
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,562,450 and 16,454,422 issued and outstanding at June 30, 2014 and 2013, respectively	16,562	16,454
Additional paid-in capital	35,917	34,654
Retained earnings	106,212	94,080
Unearned ESOP shares	(16,035)	(20,836)
Accumulated other comprehensive loss	(27,792)	(42,514)
Total stockholders’ equity	$114,864	$81,838
Total liabilities and stockholders’ equity	$266,177	$244,136

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,
	2014	2013
Net sales(1)	$130,197	$129,744
Cost of goods sold(2)	84,714	83,749
Gross profit	45,483	45,995
Selling expenses(1)(2)	38,870	40,662
General and administrative expenses(2)	8,087	7,970
Net gains from sales of assets(3)	(3,801)	(79)
Impairment losses on intangible assets	—	92
Operating expenses	43,156	48,645
Income (loss) from operations	2,327	(2,650)
Other income (expense):
Dividend income	271	274
Interest income	97	169
Interest expense	(216)	(396)
Other, net(3)	433	(1,569)
Total other income (expense)	585	(1,522)
Income (loss) before taxes	2,912	(4,172)
Income tax benefit	(199)	(1,194)
Net income (loss)	$3,111	$(2,978)
Net income (loss) per common share—basic	$0.19	$(0.19)
Net income (loss) per common share—diluted	$0.19	$(0.19)
Weighted average common shares outstanding—basic	16,147,792	15,640,187
Weighted average common shares outstanding—diluted	16,252,262	15,640,187
_________
Three months ended June 30, 2013 includes the following immaterial error corrections:
(1) $1.0 million of fuel surcharges billed to customers previously reported in selling expenses were reclassified to net sales;
(2) $2.5 million of labor and overhead expenses previously reported in selling and general and administrative expenses were reclassified to cost of goods sold; and
(3) $79,000 of net gains from sales of assets previously reported in other, net were reclassified to a separate line item within income (loss) from operations.
Such errors had no impact on the Company's previously reported net loss and net loss per common share in the fourth quarter of fiscal 2013. Additional information with respect to such immaterial error corrections will be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2014.

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “Adjusted EBITDA” and "Adjusted EBITDA Margin," in assessing its operating performance. The Company believes that these non-GAAP financial measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, non-cash pension withdrawal expense and other similar non-cash expenses. The Company references Adjusted EBITDA frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, the Company bases certain of its forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The Company defines "Adjusted EBITDA Margin" as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net income (loss) to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2014	2013	2012	2014	2013
Net income (loss), as reported (1)(2)	$12,132	$(8,462)	$(26,576)	$3,111	$(2,978)
Income tax expense (benefit)	705	(825)	(347)	(199)	1,194
Interest expense	1,258	1,782	2,137	216	396
Depreciation and amortization expense	27,334	32,542	32,113	5,999	7,764
ESOP and share-based compensation expense	4,692	3,563	3,287	1,277	925
Impairment losses on goodwill and intangible assets	—	92	5,585	—	92
Pension withdrawal expense	—	—	4,568	—	—
Adjusted EBITDA (1)(2)	$46,121	$28,692	$20,767	$10,404	$7,393
Adjusted EBITDA Margin	8.7%	5.6%	4.2%	8.0%	5.7%
 ______________
(1) Includes: (a) $3.8 million in net gains from sales of assets, primarily real estate, in fiscal 2014; (b) $1.1 million in beneficial effect of liquidation of LIFO inventory quantities and $4.5 million in net gains from sales of assets, primarily real estate, in fiscal 2013; (c) $14.2 million in beneficial effect of liquidation of LIFO inventory quantities in fiscal 2012; (d) $3.8 million in net gains from sales of assets , primarily real estate, in the three months ended June 30, 2014; and (e) $0.4 million in beneficial effect of liquidation of LIFO inventory quantities and $0.1 million in net gains from sales of assets, primarily real estate, in the three months ended June 30, 2013.
(2) Excludes: (a) $17.5 million in net gains from coffee-related derivatives designated as cash flow hedges in fiscal 2014; (b) $7.9 million in net losses from coffee-related derivatives designated as cash flow hedges in fiscal 2013; (c) $2.5 million in net losses from coffee-related derivatives designated as cash flow hedges in the three months ended June 30, 2014; and (d) $7.9 million in net losses from coffee-related derivatives designated as cash flow hedges in the three months ended June 30, 2013.